Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President, COO & CFO

(434)773-2274

farrarj@amnb.com

AMERICAN NATIONAL BANKSHARES

REPORTS FIRST QUARTER EARNINGS

Danville, VA, April 21, 2022 – American National Bankshares Inc. (NASDAQ: AMNB) (“American National” or the “Company”) today reported first quarter 2022 earnings of $9.0 million, or $0.84 per diluted common share. Those results compare to earnings of $11.3 million, or $1.03 per diluted common share, during the same quarter in the prior year, and earnings of $11.3 million, or $1.05 per diluted common share, for the fourth quarter of 2021.

President and Chief Executive Officer, Jeffrey V. Haley commented, “American National delivered a solid first quarter for earnings and balance sheet growth. Core loan growth was a highlight and a strengthened economy allowed for some additional release of allowance for credit losses that were built during the early stages of the pandemic. While we are positive on the economic activity in our markets, there are headwinds associated with high inflation, continuing supply chain issues and the tragedy unfolding in Ukraine. It remains to be seen whether the economy will be negatively impacted in the longer term. Although, we tend to perform better financially in a rising rate environment, the rapid rise in treasury interest rates and anticipated monetary policy tightening has created some additional pressure on loan production and competitive pricing as some competitors have been slow to respond to these rate increases. Mortgage rates are significantly higher than one year ago, having some impact on the refinance market and affordability in general. Our customers seem to be thriving well in this environment, and we are most appreciative of their business and support.”

First quarter 2022 highlights include:

●	Average loans held for investment, excluding U.S. Small Business Administration Paycheck Protection Program (“PPP”) loans, grew $45.4 million, or 9.5% annualized, during the first quarter as compared to the previous quarter.

●	Earnings produced a return on average tangible common equity of 14.14% for the first quarter of 2022, compared to 17.63% in the previous quarter and 18.45% for the same quarter in the prior year (non-GAAP).

●	Average deposits declined 4.6% annualized during the quarter but increased 11.6% over the same quarter of 2021; the cost of interest-bearing deposits decreased to 0.12% in the first quarter, compared to 0.14% in the previous quarter and 0.30% in the same quarter of the prior year.

●	Fully taxable equivalent (“FTE”) net interest margin was 2.63% for the quarter, down from 2.93% in the fourth quarter of 2021 and from 3.20% in the same quarter of the prior year (non-GAAP).

●	Noninterest revenues increased $756 thousand, or 15.6%, when compared to the previous quarter, and decreased $322 thousand, or 5.4%, compared to the same quarter in the prior year.

●	Noninterest expense decreased $114 thousand, or less than 1%, when compared to the previous quarter, and increased $1.3 million, or 9.1%, when compared to the same quarter in the prior year.

●	The Company recognized a negative provision for loan losses in the first quarter of 2022 of $758 thousand compared to a negative provision of $2.0 million in the fourth quarter of 2021 and no provision expense or recovery in the first quarter of 2021. Annualized net charge-offs (recoveries) as a percentage of average loans outstanding were (0.01%) for the first quarter of 2022, compared to none in the previous quarter or in the same quarter in the prior year.

●	Nonperforming assets as a percentage of total assets were 0.06% at March 31, 2022, down from 0.07% at December 31, 2021, and down from 0.10% at March 31, 2021.

NET INTEREST INCOME

Net interest income for the first quarter of 2022 decreased by $2.7 million, or 11.5%, to $20.5 million compared to $23.1 million for the fourth quarter of 2021. The first quarter of 2022 compared to the same quarter of 2021 reflected a decrease of $2.0 million, or 8.8%. The FTE net interest margin for the quarter was 2.63%, down from 2.93% in the prior quarter and 3.20% in the same quarter a year ago (non-GAAP). The first quarter of 2022 recognized $714 thousand less PPP income and $1.5 million less accretion income compared to the fourth quarter of 2021. The decrease in PPP income of $3.1 million offset by the reduced deposit interest expense of $718 thousand drove the decrease in net interest income from the same quarter of the prior year.

The Company’s FTE net interest margin includes the impact of acquisition accounting fair value adjustments. During the first quarter of 2022, net accretion related to acquisition accounting amounted to $566 thousand compared to $2.1 million in the prior quarter and $948 thousand for the same quarter in 2021. There were multiple acquired loan cash basis collections in the fourth quarter of 2021 accounting for the significant difference between quarters. Estimated remaining net accretion from acquisitions for the periods indicated is as follows (dollars in thousands):

For the years ending (estimated):
2022	$ 725
2023	732
2024	434
2025	292
2026	177
Thereafter	246

ASSET QUALITY

Nonperforming assets (“NPAs”) totaled $2.0 million as of March 31, 2022, down from $2.4 million at December 31, 2021, and down substantially from $2.9 million at March 31, 2021. NPAs as a percentage of total assets were 0.06% at March 31, 2022, compared to 0.07% at December 31, 2021 and 0.10% at March 31, 2021. The Company recorded a negative provision for the first quarter of 2022 of $758 thousand compared to a negative provision of $2.0 million in the previous quarter and no provision or recovery in the first quarter of the previous year. The first quarter of 2022 and fourth quarter of 2021 negative provisions were the result of continued improvement in economic conditions, ongoing low charge-off and delinquency rates, and overall strong asset quality metrics. The provision expense that would have been required in the first quarter of 2021 based on loan activity was offset by the adjustments to qualitative factors for improved economic conditions.

The allowance for loan losses was $18.0 million at March 31, 2022, compared to $18.7 million at December 31, 2021 and $21.4 million at March 31, 2021. Annualized net charge-offs (recoveries) as a percentage of average loans outstanding were (0.01%) for the first quarter of 2022, compared to none in the previous quarter or in the same quarter in the prior year. The allowance as a percentage of loans held for investment was 0.90% at March 31, 2022, compared to 0.96% at December 31, 2021, and 1.08% at March 31, 2021. Excluding PPP loans, the allowance as a percentage of loans decreased to 0.91% at March 31, 2022, compared to 0.97% at December 31, 2021 and 1.19% at March 31, 2021.

NONINTEREST INCOME

Noninterest income increased $756 thousand, or 15.6%, to $5.6 million for the quarter ended March 31, 2022 from $4.8 million in the prior quarter and decreased $322 thousand, or 5.4%, from the same quarter in the prior year. The increase in the first quarter of 2022 from the fourth quarter of 2021 was primarily the result of increased income of $310 thousand, or over 200%, in income from insurance investments, non-recurring estate settlement revenues of $200 thousand included in trust and brokerage fees and a gain on premises and equipment, net compared to a loss in the 2021 period.

The first quarter of 2022 compared to the first quarter of 2021 reflected a significant decrease in mortgage banking income of $645 thousand, or 48.9%, and income from insurance investments of $341 thousand, or 43.3%, partially offset by increased trust and brokerage income growth of $385 thousand, or 27.0%.

NONINTEREST EXPENSE

Noninterest expense for the first quarter of 2022 amounted to $15.3 million, down $114 thousand, or less than a 1% decrease, when compared to the $15.5 million for the previous quarter and up $1.3 million, or 9.1%, from $14.1 million during the same quarter in the previous year. The decrease in the first quarter compared to the fourth quarter of 2021 was the net of increased benefit and data processing expenses and decreased charitable contributions.

The first quarter 2022 increase compared to the same quarter of 2021, was primarily due to increased salary and employee benefits expenses including annual salary adjustments and incentive accruals, and reduced loan origination deferral costs. The first quarter of 2021 reflected a reduction in salaries and benefits expense associated with the deferral of $604 thousand in costs associated with the origination of PPP loans during the quarter.

INCOME TAXES

The effective tax rate for the three months ended March 31, 2022 was 21.49%, compared to 21.79% for the prior quarter and 20.95% for the same quarter in the prior year. The effective tax rate was relatively consistent in the last two quarters, with a slight increase from the March 31, 2021 quarter attributable to changes in pre-tax earnings and the levels of permanent tax differences.

BALANCE SHEET

Total assets at March 31, 2022 were $3.3 billion, an increase of $11.6 million from December 31, 2021 and $272.8 million from March 31, 2021. The growth over the previous quarter and over the same quarter of 2021 is the result of continued core deposit growth and loan growth.

At March 31, 2022, loans held for investment (net of deferred fees and costs) were $2.0 billion, an increase of $41.4 million, or 8.5%, annualized from December 31, 2021. This increase is net of $11.6 million of PPP loans forgiven during the first quarter of 2022. Loans held for investment, excluding PPP loans, increased $192.5 million, or 10.7%, from March 31, 2021. The Company had PPP loan net balances remaining of $689 thousand at March 31, 2022 compared to $12.2 million at December 31, 2021 and $183.8 million at March 31, 2021.

Investment securities available for sale amounted to $686.2 million at March 31, 2022, with a less than 1% decrease of $6.3 million, compared to December 31, 2021, and growth of $204.0 million, or 42.3%, compared to March 31, 2021.

Deposits amounted to $2.9 billion at March 31, 2022, with growth of $35.9 million, or 5.0%; annualized from December 31, 2021 and $293.7 million, or 11.2%, compared to March 31, 2021.  The growth over the prior quarter and same quarter of 2021 is a result of continued higher than average cash balances being maintained by customers.

The Company continues to be well-capitalized as defined by regulators, with tangible common equity to tangible assets of 7.54% at March 31, 2022 compared to 8.17% at December 31, 2021 and compared to 8.42% at March 31, 2021 (non-GAAP). The Company’s common equity Tier 1, Tier 1, total, and Tier 1 leverage capital ratios were 12.04%, 13.28%, 14.09% and 9.31%, respectively, at March 31, 2022.

ABOUT AMERICAN NATIONAL

American National is a multi-state bank holding company with total assets of approximately $3.3 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices. American National Bank also manages an additional $1.1 billion of trust, investment and brokerage assets in its Wealth Division. Additional information about American National and American National Bank is available on American National's website at www.amnb.com.

NON-GAAP FINANCIAL MEASURES

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States (“GAAP”). American National’s management uses these non-GAAP financial measures in its analysis of American National’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or transactions that are infrequent in nature. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of American National’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. For a reconciliation of non-GAAP financial measures, see “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

FORWARD-LOOKING STATEMENTS

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. American National intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. American National’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could have a material effect on the operations and future prospects of American National include but are not limited to: (1) the impacts of the ongoing COVID-19 pandemic and the associated efforts to limit the spread of the virus; (2) expected revenue synergies and cost savings from acquisitions and depositions; (3) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (4) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in American National’s market areas; (5) the adequacy of the level of the allowance for loan losses, the amount of loan loss provisions required in future quarters, and the failure of assumptions underlying the allowance for loan losses; (6) cybersecurity threats or attacks, the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (7) accounting principles, policies, and guidelines; and (8) other risk factors detailed from time to time in filings made by American National with the Securities and Exchange Commission. American National undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

American National Bankshares Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
Unaudited

	March 31,
ASSETS	2022	2021

Cash and due from banks	$34,506	$33,266
Interest-bearing deposits in other banks	452,562	383,984
Securities available for sale, at fair value	686,176	482,143
Restricted stock, at cost	8,484	8,024
Loans held for sale	2,524	17,929
Loans, net of deferred fees and costs	1,988,008	1,978,640
Less allowance for loan losses	(17,988)	(21,416)
Net Loans	1,970,020	1,957,224
Premises and equipment, net	35,383	39,336
Other real estate owned, net	143	443
Goodwill	85,048	85,048
Core deposit intangibles, net	4,297	5,710
Bank owned life insurance	29,159	28,635
Other assets	37,936	31,690

Total assets	$3,346,238	$3,073,432

Liabilities
Demand deposits -- noninterest-bearing	$1,024,778	$907,721
Demand deposits -- interest-bearing	539,252	455,457
Money market deposits	759,782	688,051
Savings deposits	271,384	236,518
Time deposits	331,011	344,787
Total deposits	2,926,207	2,632,534
Customer repurchase agreements	38,527	39,205
Long-term borrowings	28,257	35,656
Other liabilities	18,173	24,244
Total liabilities	3,011,164	2,731,639

Shareholders' equity
Preferred stock, $5 par, 2,000,000 shares authorized, none outstanding	—	—
Common stock, $1 par, 20,000,000 shares authorized, 10,713,958 shares outstanding at March 31, 2022 and 10,958,171 shares outstanding at March 31, 2021	10,638	10,894
Capital in excess of par value	144,848	153,651
Retained earnings	207,373	178,015
Accumulated other comprehensive loss, net	(27,785)	(767)
Total shareholders' equity	335,074	341,793

Total liabilities and shareholders' equity	$3,346,238	$3,073,432

American National Bankshares Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share data)
Unaudited

	For the Three Months Ended
	3/31/22	12/31/21	3/31/21
Interest and Dividend Income:
Interest and fees on loans	$18,788	$21,706	$22,273
Interest and dividends on securities:
Taxable	2,239	2,012	1,632
Tax-exempt	90	92	103
Dividends	113	115	119
Other interest income	177	223	77
Total interest and dividend income	21,407	24,148	24,204

Interest Expense:
Interest on deposits	569	655	1,287
Interest on short-term borrowings	6	3	11
Interest on long-term borrowings	379	386	483
Total interest expense	954	1,044	1,781

Net Interest Income	20,453	23,104	22,423
(Recovery of) provision for loan losses	(758)	(1,955)	—

Net Interest Income After (Recovery of) Provision for Loan Losses	21,211	25,059	22,423

Noninterest Income:
Trust and brokerage fees	1,809	1,529	1,424
Service charges on deposit accounts	689	695	622
Interchange fees	981	1,127	889
Other fees and commissions	266	182	250
Mortgage banking income	673	746	1,318
Securities gains, net	—	35	—
Income from Small Business Investment Companies	493	462	428
Income from insurance investments	447	137	788
Gains (losses) on premises and equipment, net	4	(297)	(49)
Other	238	228	252
Total noninterest income	5,600	4,844	5,922

Noninterest Expense:
Salaries and employee benefits	8,598	8,461	7,518
Occupancy and equipment	1,542	1,484	1,533
FDIC assessment	239	220	224
Bank franchise tax	476	446	438
Core deposit intangible amortization	330	351	381
Data processing	847	734	778
Software	363	357	329
Other real estate owned, net	(1)	(17)	117
Other	2,955	3,427	2,747
Total noninterest expense	15,349	15,463	14,065

Income Before Income Taxes	11,462	14,440	14,280
Income Taxes	2,463	3,147	2,991
Net Income	$8,999	$11,293	$11,289

Net Income Per Common Share:
Basic	$0.84	$1.05	$1.03
Diluted	$0.84	$1.05	$1.03
Weighted Average Common Shares Outstanding:
Basic	10,754,287	10,774,268	10,971,466
Diluted	10,756,902	10,776,970	10,976,177

American National Bankshares Inc.
Financial Highlights
Unaudited

(Dollars in thousands, except per share data)

	1st Qtr	4th Qtr	1st Qtr
	2022	2021	2021
EARNINGS
Interest income	$21,407	$24,148	$24,204
Interest expense	954	1,044	1,781
Net interest income	20,453	23,104	22,423
(Recovery of) provision for loan losses	(758)	(1,955)	—
Noninterest income	5,600	4,844	5,922
Noninterest expense	15,349	15,463	14,065
Income taxes	2,463	3,147	2,991
Net income	8,999	11,293	11,289

PER COMMON SHARE
Net income per share - basic	$0.84	$1.05	$1.03
Net income per share - diluted	0.84	1.05	1.03
Cash dividends paid	0.28	0.28	0.27
Book value per share	31.27	32.95	31.19
Book value per share - tangible (a)	22.94	24.62	22.91
Closing market price	37.68	37.68	33.07

FINANCIAL RATIOS
Return on average assets	1.08%	1.35%	1.49
Return on average common equity	10.24	12.82	13.19
Return on average tangible common equity (a)	14.14	17.63	18.45
Average common equity to average assets	10.59	10.50	11.31
Tangible common equity to tangible assets (a)	7.54	8.17	8.42
Net interest margin, taxable equivalent	2.63	2.93	3.20
Efficiency ratio (a)	57.53	53.46	47.70
Effective tax rate	21.49	21.79	20.95

PERIOD-END BALANCES
Securities	$694,660	$700,523	$490,167
Loans held for sale	2,524	8,481	17,929
Loans, net	1,988,008	1,946,580	1,978,640
Goodwill and other intangibles	89,345	89,675	90,758
Assets	3,346,238	3,334,597	3,073,432
Assets - tangible (a)	3,256,893	3,244,922	2,982,674
Deposits	2,926,207	2,890,353	2,632,534
Customer repurchase agreements	38,527	41,128	39,205
Long-term borrowings	28,257	28,232	35,656
Shareholders' equity	335,074	354,792	341,793
Shareholders' equity - tangible (a)	245,729	265,117	251,035

American National Bankshares Inc.
Financial Highlights
Unaudited

(Dollars in thousands, except per share data)

	1st Qtr	4th Qtr	1st Qtr
	2022	2021	2021
AVERAGE BALANCES
Securities (b)	$710,873	$654,595	$458,760
Loans held for sale	4,324	8,121	11,237
Loans, net	1,966,586	1,943,238	2,009,166
Interest-earning assets	3,126,561	3,154,730	2,814,291
Goodwill and other intangibles	89,525	89,855	90,976
Assets	3,320,314	3,357,223	3,026,952
Assets - tangible (a)	3,230,789	3,267,368	2,935,976
Interest-bearing deposits	1,880,873	1,868,695	1,740,418
Deposits	2,880,893	2,914,381	2,582,539
Customer repurchase agreements	41,337	39,645	43,746
Long-term borrowings	28,241	28,218	35,640
Shareholders' equity	351,539	352,395	342,231
Shareholders' equity - tangible (a)	262,014	262,540	251,255

CAPITAL
Weighted average shares outstanding - basic	10,754,287	10,774,268	10,971,466
Weighted average shares outstanding - diluted	10,756,902	10,776,970	10,976,177

COMMON STOCK REPURCHASE PROGRAM
Total shares of common stock repurchased	88,929	16,580	54,023
Average price paid per share of common stock	$38.18	$37.12	$29.51

ALLOWANCE FOR LOAN LOSSES
Beginning balance	$18,678	$20,630	$21,403
(Recovery of) provision for loan losses	(758)	(1,955)	—
Charge-offs	(37)	(76)	(22)
Recoveries	105	79	35
Ending balance	$17,988	$18,678	$21,416

LOANS
Construction and land development	$148,276	$134,221	$159,801
Commercial real estate - owner occupied	402,306	391,517	364,549
Commercial real estate - non-owner occupied	752,817	731,034	628,742
Residential real estate	295,949	289,757	266,595
Home equity	89,593	93,203	100,643
Commercial and industrial	291,697	299,773	447,109
Consumer	7,370	7,075	11,201
Total	$1,988,008	$1,946,580	$1,978,640

American National Bankshares Inc.
Financial Highlights
Unaudited

(Dollars in thousands, except per share data)

	1st Qtr	4th Qtr	1st Qtr
	2022	2021	2021
NONPERFORMING ASSETS AT PERIOD-END
Nonperforming loans:
90 days past due and accruing	$71	$216	$162
Nonaccrual	1,762	2,006	2,323
Other real estate owned and repossessions	143	143	443
Nonperforming assets	$1,976	$2,365	$2,928

ASSET QUALITY RATIOS
Allowance for loan losses to total loans	0.90%	0.96%	1.08
Allowance for loan losses to nonperforming loans	981.34	840.59	861.81
Nonperforming assets to total assets	0.06	0.07	0.10
Nonperforming loans to total loans	0.09	0.11	0.13
Annualized net recoveries to average loans	(0.01)	(0.00)	(0.00)

OTHER DATA
Fiduciary assets at period-end (c) (d)	$727,022	$752,410	$666,653
Retail brokerage assets at period-end (c) (d)	$405,742	$418,850	$382,419
Number full-time equivalent employees (e)	338	346	340
Number of full service offices	26	26	26
Number of loan production offices	1	1	1
Number of ATMs	36	36	36

Notes:

(a) -	This financial measure is not calculated in accordance with GAAP. For a reconciliation of non-GAAP financial measures, see "Reconciliation of Non-GAAP Financial Measures" at the end of this release.
(b) -	Average does not include unrealized gains and losses.
(c) -	Market value.
(d) -	Assets are not owned by American National and are not reflected in the consolidated balance sheet.
(e) -	Average for quarter.

American National Bankshares Inc.
Net Interest Income Analysis
For the Three Months Ended March 31, 2022 and 2021
(Dollars in thousands)
Unaudited

			Interest
	Average Balance		Income/Expense (a)		Yield/Rate

	2022	2021	2022	2021	2022	2021
Loans:
Commercial	$290,051	$464,677	$2,632	$5,790	3.68%	5.05%
Real estate	1,674,350	1,548,091	16,078	16,390	3.84	4.23
Consumer	6,509	7,635	112	127	6.98	6.75
Total loans (b)	1,970,910	2,020,403	18,822	22,307	3.83	4.43

Securities:
U.S. Treasury	147,001	15,303	323	12	0.88	0.31
Federal agencies & GSEs	104,905	105,337	293	305	1.12	1.16
Mortgage-backed & CMOs	361,583	258,003	1,207	973	1.34	1.51
State and municipal	67,524	58,493	331	315	1.96	2.15
Other	29,860	21,624	312	275	4.18	5.09
Total securities	710,873	458,760	2,466	1,880	1.39	1.64

Deposits in other banks	444,778	335,128	177	77	0.16	0.09

Total interest-earning assets	3,126,561	2,814,291	21,465	24,264	2.75	3.46

Non-earning assets	193,753	212,661

Total assets	$3,320,314	$3,026,952

Deposits:
Demand	$525,508	$450,953	37	40	0.03	0.04
Money market	752,386	683,948	101	276	0.05	0.16
Savings	264,057	227,404	7	7	0.01	0.01
Time	338,922	378,113	424	964	0.51	1.03
Total deposits	1,880,873	1,740,418	569	1,287	0.12	0.30

Customer repurchase agreements	41,337	43,746	6	11	0.06	0.10
Long-term borrowings	28,241	35,640	379	483	5.37	5.42
Total interest-bearing liabilities	1,950,451	1,819,804	954	1,781	0.20	0.40

Noninterest bearing demand deposits	1,000,020	842,121
Other liabilities	18,304	22,796
Shareholders' equity	351,539	342,231
Total liabilities and shareholders' equity	$3,320,314	$3,026,952

Interest rate spread					2.55%	3.06%
Net interest margin					2.63%	3.20%

Net interest income (taxable equivalent basis)			20,511	22,483
Less: Taxable equivalent adjustment (c)			58	60
Net interest income			$20,453	$22,423

Notes:

(a) -	Interest income includes net accretion/amortization of acquired loan fair value adjustments and the net accretion/amortization of deferred loan fees and costs.
(b) -	Nonaccrual loans are included in the average balances.
(c) -	A tax rate of 21% was used in adjusting interest on tax-exempt assets to a fully taxable equivalent basis.

American National Bankshares Inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited

(Dollars in thousands, except per share data)

	1st Qtr	4th Qtr	1st Qtr
	2022	2021	2021
EFFICIENCY RATIO
Noninterest expense	$15,349	$15,463	$14,065
Subtract: loss on sale of OREO	—	—	(111)
Subtract: core deposit intangible amortization	(330)	(351)	(381)
	$15,019	$15,112	$13,573

Net interest income	$20,453	$23,104	$22,423
Tax equivalent adjustment	58	60	60
Noninterest income	5,600	4,844	5,922
Subtract: gain on securities	—	(35)	—
Add/subtract: (gain)/loss on fixed assets	(4)	297	49
	$26,107	$28,270	$28,454

Efficiency ratio	57.53%	53.46%	47.70%

TAX EQUIVALENT NET INTEREST INCOME
Non-GAAP measures:
Interest income - loans	$18,822	$21,742	$22,307
Interest income - investments and other	2,643	2,466	1,957
Interest expense - deposits	(569)	(655)	(1,287)
Interest expense - customer repurchase agreements	(6)	(3)	(11)
Interest expense - long-term borrowings	(379)	(386)	(483)
Total net interest income	$20,511	$23,164	$22,483
Less non-GAAP measures:
Tax benefit on nontaxable interest - loans	(34)	(36)	(34)
Tax benefit on nontaxable interest - securities	(24)	(24)	(26)
GAAP measures	$20,453	$23,104	$22,423

RETURN ON AVERAGE TANGIBLE EQUITY
Return on average equity (GAAP basis)	10.24%	12.82%	13.19%
Impact of excluding average goodwill and other intangibles	3.90	4.81	5.26
Return on average tangible equity (non-GAAP)	14.14%	17.63%	18.45%

TANGIBLE EQUITY TO TANGIBLE ASSETS
Equity to assets ratio (GAAP basis)	10.01%	10.64%	11.12%
Impact of excluding goodwill and other intangibles	(2.47)	(2.47)	(2.70)
Tangible equity to tangible assets ratio (non-GAAP)	7.54%	8.17%	8.42%

TANGIBLE BOOK VALUE
Book value per share (GAAP basis)	$31.27	$32.95	$31.19
Impact of excluding goodwill and other intangibles	(8.33)	(8.33)	(8.28)
Tangible book value per share (non-GAAP)	$22.94	$24.62	$22.91

ADJUSTED LOAN LOSS ALLOWANCE
Allowance for loan losses	$17,988	$18,678	$21,416
Credit discount on purchased loans	4,001	4,474	6,528
Adjusted loan loss allowance	$21,989	$23,152	$27,944

Total loans, net	$1,988,008	$1,946,580	$1,978,640
Subtract: PPP loans, net	(689)	(12,239)	(183,783)
Total loans less PPP loans, net	$1,987,319	$1,934,341	$1,794,857

Adjusted loan loss allowance to total loans less PPP loans, net	1.11%	1.20%	1.56%